STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 14,  2006, is made by and between eXegenics, Inc. a Delaware corporation (the “Company”), and the Investors listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

A. The Investors desire to acquire from the Company, and the Company desires to issue and sell to the Investors, in the manner and on the terms and conditions hereinafter set forth, shares of Common Stock of the Company.

B. In connection with the Investors’ purchase of the Common Stock, the Company and the Investors desire to establish certain rights and obligations between themselves.

AGREEMENTS

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

SECTION 1. DEFINITIONS.

The following terms when used in this Agreement have the following respective meanings:

“Affiliate” means with respect to any Person, any (i) officer, director, partner or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any Relation of such Person, or (iii) any other Person which directly or indirectly Controls, is controlled by, or is under common control with such Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “Controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

“Business Day” means a day other than Saturday, Sunday or statutory holiday in the State of New York and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

“Bylaws” means the Bylaws of the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended and as on file with the Secretary of State of the State of Delaware on the date of this Agreement.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Common Stock” means shares of the common stock, $.01 par value, of the Company.

“Company Stockholder Approval” means, collectively, the approval, by the requisite vote of the Stockholders of the Company, of (i) the proposed amendment to the Certificate of Incorporation of the Company increasing the number of shares of Common Stock that the Company shall be authorized to issue and (ii) the consummation of the transaction contemplated by this Agreement.

“Goode Matter” means the subscriptions receivable from Ronald L. Goode, all as more particularly described in the SEC Filings.

“Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

“Initial Purchase Price” means the sum of $8,613,000, which amount reflects the Stockholders’ Equity of the Company at June 30, 2006.

“Investors Voting Agreement” means a written agreement executed by the Investors, in a form reasonably satisfactory to the Company, pursuant to which each Investor agrees, for a period of three (3) years after the Closing Date, to vote its shares of capital stock of the Company in favor of the election to the board of directors of the Company of John Paganelli and Robert Baron, or their respective successors, as more particularly described in the Investors Voting Agreement.

“Knowledge” as to the Company means the actual knowledge of the officers of the Company after due and diligence inquiry of the employees or agents of the Company reasonably believed to have knowledge of such matters.

“Labidi Matter” means the matter brought by Abdel Hakim Labidi against the Company, all as more particulary described in the SEC Filings.

“Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1933 Act” means the Securities Act of 1933, as amended.

“Material Adverse Effect” means a change or effect in the condition (financial or otherwise), properties, assets, liabilities, rights, operations or business of the Company which change or effect, individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.

“Proxy Statement” means the proxy statement for the Stockholders Meeting, together with any amendments or supplements thereto.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.2(d) hereof.

“Series A Preferred Shares” means shares of the Series A Preferred Stock, par value $.01 per share, of the Company.

“Stockholders” mean the record holders of shares of capital stock of the Company.

“Stockholders’ Equity” means, as of any date, the amount determined by subtracting the liabilities of the Company as of such date from the assets of the Company, all as determined in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”), provided, however, in any event, any expenses of the Company associated with the transactions contemplated by this Agreement, including the procurement of a fairness opinion by the Company, will, to the extent not paid as of the date of determination of Stockholders Equity, be accrued as a liability of the Company.

“Stockholders Meeting” means the special meeting of the stockholders of the Company held for purposes of considering an amendment to the Company’s Certificate of Incorporation and the issuance of the Common Stock.

“Stockholders Voting Agreement” means a written voting agreement executed by the holders of shares of voting stock of the Company, in a form reasonably acceptable to the Investors, pursuant to which each stockholder agrees to vote all shares of Common Stock owned by them in favor of the transactions included in the Company Stockholder Approval.

SECTION 2. PURCHASE AND SALE OF COMMON STOCK.

2.1 Issuance and Purchase of Common Stock

. At the Closing, based upon the representations, warranties, covenants and agreements of the parties set forth in this Agreement, the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, an aggregate of 19,440,491 shares of the Common Stock to be allocated among the Investors as provided in Exhibit A attached hereto. At the Closing, the Company will issue and deliver to each of the Investors a stock certificate registered in the name of the Investor representing the number of shares of the Common Stock, against payment of the Initial Purchase Price therefore, listed next to each such Investors name on Exhibit A hereto. The shares of Common Stock issued to the Investors will, in the aggregate, equal fifty-one percent (51%) of the outstanding capital stock of the Company on the Closing Date, on a fully-diluted basis, after giving effect to the conversion or exercise of all convertible instruments and securities. Without limitation, this calculation shall take into account any shares of Common Stock issuable upon conversion of outstanding shares of the Company’s Series A Preferred Stock and any shares of Common Stock issuable upon the exercise of outstanding options or warrants to purchase shares of Common Stock.

2.2 Consideration for Common Stock

. The purchase price for the Common Stock shall be the Stockholders’ Equity of the Company at the Closing Date. The Investors shall pay to the Company, on the Closing Date, the Initial Purchase Price, and the Initial Purchase Price shall be subject to adjustment as set forth in Section 2.3. The Investors will pay the Initial Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company.

2.3 Adjustment to Purchase Price

. The final purchase price will be in an amount equal to Stockholders’ Equity at the Closing Date and will be determined as follows:

(a) The Company will prepare a balance sheet of the Company, in accordance with GAAP consistently applied, as of the Closing Date, including a computation of Stockholders’ Equity as of the Closing Date (the “Closing Date Balance Sheet”) and will deliver the Closing Date Balance Sheet to the Investors within sixty (60) days after the Closing Date. Such Closing Date Balance Sheet shall, if the Labidi Matter and/or the Goode Matter have not been resolved, include reserves reflecting the maximum potential liability of the Company in connection with any such unresolved matter. If, within thirty days following delivery of the Closing Date Balance Sheet to the Investors, the Investors have not given the Company notice of their objection to the Closing Date Balance Sheet (such notice must contain a statement of the basis of the Investors’ objection), then the Stockholders’ Equity reflected in the Closing Date Balance Sheet will be used in determining the purchase price. If the Investors give such notice of objection, then the Investors and the Company shall use reasonable efforts to resolve any such dispute. If the Company and the Investors are unable to finally resolve such dispute within ten (10) days after the Company’s receipt of the Investors’ notice of objection, then the dispute shall be resolved by an independent certified public accounting firm that is reasonably acceptable to the Company and the Investors (the "Independent Accounting Firm") considering recent past, current and anticipated future engagements. The Company and the Investors shall retain the Independent Accounting Firm within ten (10) days of the end of the ten (10) day period for the Company and Investors to resolve their dispute. The determination of the Independent Accounting Firm shall be made as promptly as practicable, but in no event more than 15 days after such matter(s) has been submitted to the Independent Accounting Firm, and shall be final and binding on the Company and the Investors. The fees and expenses of the Independent Accounting Firm shall be borne by the party found to be incorrect with regard to the objections. If both parties are found to be partially incorrect with regard to the objections, then the fees and expenses of the Independent Accounting Firm shall be shared proportionately by the parties based upon the amount the objections successfully contested by the Investors bears to the total of the objected amounts submitted to the Independent Accounting Firm.

(b) On the tenth business day following the final determination of the Stockholders’ Equity at the Closing Date, if that amount is greater than the Initial Purchase Price, the Investors will pay the difference to the Company, and if the final Stockholders’ Equity at the Closing Date is less than the Initial Purchase Price, the Company will pay the difference to the Investors, based on the portion of the aggregate purchase price paid for the Common Stock by each Investor (as set forth on Exhibit A). All payments must be made in immediately available funds.

(c) In the event that the Closing Date Balance Sheet included additional reserves for the Labidi Matter or the Goode Matter and if, prior to December 31, 2006, the Company subsequently resolves such matters for an amount or amounts less than the amounts reserved on the Closing Date Balance Sheet, then the Investors shall pay to the Company, in the form of additional purchase price, an amount equal to the difference between the actual amount paid or incurred by the Company and the amount of the reserve in the Closing Date Balance Sheet, such payment to be made within ten (10) days’ of receipt of written notice from the Company.

SECTION 3. THE CLOSING.

3.1 Closing

. The closing of the issuance and sale of the Common Stock pursuant to Section 2.1 hereof and certain of the other transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. at the offices of the Company located at 1250 Pittsford-Victor Road, Pittsford, New York, on the next business day (or such later date as the parties hereto may agree) following the later of (i) the Stockholders Meeting or (ii) the satisfaction or waiver of the conditions set forth in Article 6 hereof, (the “Closing Date”), or at such other time or place as the parties mutually agree.

3.2 Deliveries by the Company

. At the Closing, the Company shall deliver or cause to be delivered to the Investors the following items (in addition to any other items required to be delivered to the Investors pursuant to any other provision of this Agreement):

(a) certificates representing the shares of Common Stock being issued and sold by the Company to the Investors pursuant to Section 2.1 hereof, duly recorded on the books of the Company in the names of each of the Investors as set forth in Exhibit A; and

(b) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company dated within five days prior to the Closing Date.

3.3 Deliveries by the Investors

. At the Closing, each of the Investors shall deliver or cause to be delivered to the Company the following items (in addition to any other items required to be delivered to the Company pursuant to any other provision of this Agreement): payment by wire transfer of immediately available funds necessary to satisfy each Investor’s obligations to the Company under Section 2.2 hereof and to insure payment to the Company of the Initial Purchase Price.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

4.1 Representations and Warranties of the Company

. In order to induce each of the Investors to purchase the Common Stock that it is purchasing hereunder, the Company represents and warrants to the Investors that:

(a) Organization and Standing. The Company is duly incorporated and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. The Company does not own any equity interest, directly or indirectly, in any other Person or business enterprise. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect upon its assets, properties, financial condition, results of operations or business.

(b) Capitalization. At the date of this Agreement, the authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, of which 16,991,101 shares are issued and outstanding, and (ii) 10,000,000 shares of Preferred Stock, of which 4,000,000 shares have been designated Series A Preferred Stock, of which 1,002,017 shares are issued and outstanding, and (iv) 6,000,000 shares of undesignated Preferred Stock, none of which are issued and outstanding. The Company has no other equity securities of any class issued, reserved for issuance or outstanding. Except as set forth below, there are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from the Company, or agreements obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Stock. There are no preemptive or similar rights with respect to the Company’s capital stock. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders). The Company is not a party to, and to the Knowledge of the Company no Stockholder is a party to, any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company. The issue and sale of the Common Stock to the Investors will not obligate the Company to issue any shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. The outstanding Series A Preferred Shares and the outstanding Common Stock are all duly and validly authorized and issued, fully paid and nonassessable. At June 30, 2006, there were: 1,002,017 shares of common stock reserved for issuance upon conversion of Series A Preferred Stock; 295,000 shares reserved for issuance upon exercise of outstanding stock options; 290,000 shares reserved for issuance upon exercise of outstanding warrants; and 100,000 shares reserved for issuance in connection with stock bonuses.

(c) Capacity of the Company; Authorization; Execution of Agreements. The Company has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. Subject to the Company Stockholder Approval, as contemplated by this Agreement, the execution and delivery of this Agreement by the Company, and the performance by the Company of the transactions and obligations contemplated hereby, including, without limitation, the issuance and delivery of the shares of Common Stock to the Investors hereunder, have been duly authorized by all requisite action of the Company. This Agreement has been duly executed and delivered by a duly authorized officer of the Company, and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(d) Status of shares of Common Stock. The Common Stock to be issued and purchased hereunder, when issued by the Company to the Investors and paid for by the Investors pursuant to the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) be issued in compliance with all applicable United States federal and state securities laws, (iii) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights and preferences set forth in the Certificate of Incorporation, and (iv) be free and clear of all Liens.

(e) Conflicts; Defaults. Subject to the Company Stockholder Approval, as contemplated by this Agreement, the execution and delivery of this Agreement by the Company and the performance by the Company of the transactions and obligations contemplated hereby and thereby to be performed by it will not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Certificate of Incorporation, the Bylaws, or any provisions of, or result in the acceleration of any obligation under, any Contract, note, debt instrument, security agreement, or other instrument to which the Company is a party or by which the Company, or any of its assets is bound; (ii) result in the creation or imposition of any Liens or claims upon the Company’s assets or upon the Company’s Shares; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing. The Company is not presently in violation of its Certificate of Incorporation or Bylaws.

(f) SEC Filings. The SEC Filings, when filed, complied in all material respects with the requirements of the 1934 Act, did not, as of the dates when filed, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The SEC Filings are all of the filings that the Company was required to file with the SEC during the periods covered thereby and all such filings were made on a timely basis when due. The financial statements of the Company included in the SEC Filings complied in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods covered by such financial statements, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and for the periods indicated, and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company is a party or to which the property or assets of the Company are subject and which are required to be disclosed pursuant to the 1934 Act are included as part of or specifically identified in the SEC Filings.

(g) Material Changes. Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings, (i) there has been no event that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP as required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Filings (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or affiliate.

(h) Absence of Litigation. Except as described in the SEC Filings, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company.

(i) Brokers, Finders, and Agents. The Company is not, directly or indirectly, obligated to anyone acting as broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company or the Investors for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Company.

(j) Application of Takeover Protections. Except as provided in Delaware General Corporation Law Section 203 (“GCL 203”), there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation or Bylaws that is or could become applicable to any of the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation, as a result of the Company’s issuance of the Common Stock and the Investors’ ownership of the Common Stock.

(k) Disclosure. All disclosure materials provided to the Investors regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct in all material respects and as otherwise contemplated in this Agreement and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. No event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that no Investor makes or has made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.2 or (ii) any statement, commitment or promise to the Company or any of its representatives which is or was an inducement to the Company to enter into this Agreement.

4.2 Representations and Warranties of the Investors

  Each of the Investors hereby severally, but not jointly, represents and warrants to the Company that:

(a) Investment Intent. The Common Stock to be purchased by the Investor hereunder is being purchased for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act. The Investor understands that the Common Stock has not been registered under the 1933 Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and/or the provisions of Rule 506 of Regulation D promulgated thereunder, and under the securities laws of applicable states and agrees to deliver to the Company, if requested by the Company, an investment letter in customary form. The Investor further understands that the certificates representing the Common Stock will bear a legend substantially similar to the following and agrees that it will hold such Common Stock subject thereto:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACTS AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

(b) Capacity of the Investor; Execution of Agreement. The Investor has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement, and the performance by the Investor of the transactions and obligations contemplated hereby have been duly authorized by all requisite corporate or individual, as the case may be, action of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and legally binding agreement of the Investor, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(c) Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

(d) Suitability and Sophistication. The Investor has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Common Stock; (ii) independently evaluated the risks and merits of purchasing the Common Stock and has independently determined that the shares of Common Stock are a suitable investment for it; and (iii) sufficient financial resources to bear the loss of its entire investment in the Common Stock. The Investor has had an opportunity to review: the Company’s Annual Report on Form 10-K for the year ended December 31, 2005; the Company’s definitive proxy statement filed in connection with its annual meeting held January 6, 2006; and other filings made by the Company under Section 13(a) of the Exchange Act since January 1, 2004 (the “SEC Filings”). The Investor acknowledges that it has had the opportunity to ask questions and receive answers concerning the Company and the Common Stock.

(e) Brokers, Finders, and Agents. The Investor is not, directly or indirectly, obligated to anyone acting as broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company or the Investor for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Investor.

(f) Nationality; Residence. The Investor is a citizen of the United States of America and a resident of the state set forth underneath such Investor’s name on Exhibit A attached to this Agreement.

4.3 Rule 144

. Each of the Investors acknowledges that the Common Stock must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available. Each of the Investors is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

SECTION 5. COVENANTS OF THE PARTIES.

5.1 Commercially Reasonable Efforts

. Subject to the terms and conditions hereof, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Authority in order to consummate any of the transactions contemplated by this Agreement, (ii) executing and delivering such other documents, instruments and agreements as any party hereto shall reasonably request, and (iii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to vigorously defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed. Notwithstanding the foregoing, in no event shall any party have any obligation, in order to consummate the transaction, to (a) take any action(s) that would result in a material adverse change in the benefits to the Company on the one hand or to the Investors on the other of this Agreement, or (b) dispose of any material assets or make any material change in its business, or (c) expend any material amount of funds or otherwise incur any material burden other than those contemplated by this Agreement.

5.2 Certain Filings; Cooperation in Receipt of Consents.

(a) As promptly as practicable after the date hereof, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall mail the Proxy Statement to its stockholders as promptly as practicable after the SEC staff has completed its review thereof and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Proxy Statement will not, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Investors specifically for inclusion or incorporation by reference in the Proxy Statement.

(b) No filing of, or any amendment or supplement to, the Proxy Statement will be made by the Company without providing the Investors the opportunity to review and comment thereon. The Company will advise the Investors, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Closing Date, it is determined that any information that is not included in the Proxy Statement should be included therein, or in an amendment or supplement thereto, so that the Proxy Statement, as amended or supplemented, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

(c) The Company and the Investors shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, and (ii) taking or seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith. Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

(d) The Company shall timely file all reports required to be filed by it pursuant to Section 13(a) of the 1934 Act and all other documents required to be filed by it with the SEC under the 1933 Act or the 1934 Act from the date of this Agreement to the Closing.

5.3 Stockholder Meeting

. The Company shall cause a meeting of its stockholders to be duly called and held for the purposes of obtaining the Company Stockholder Approval as soon as reasonably practicable. Except as provided in the next sentence, (a) the Board of Directors of the Company shall recommend approval and adoption by its stockholders of the proposed amendment to the Certificate of Incorporation and approval of the transaction contemplated by this Agreement (the “Company Recommendation”), and the (b) the Company shall use commercially reasonable efforts to solicit the Company Stockholder Approval. The Board of Directors of the Company shall be permitted to (i) not recommend to the Company’s Stockholders that they give the Company Stockholder Approval, or (ii) withdraw or modify in a manner materially adverse to the Investors the Company Recommendation, only if the Board of Directors by a majority vote determines in its good faith judgment (after consultation with outside legal counsel) that it is necessary to withdraw or modify the Company Recommendation to comply with its fiduciary duties under applicable law.

5.4 Public Announcements

. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

5.5 Access to Information; Notification of Certain Matters.

(a) From the date hereof to the Closing and subject to applicable law, the Company shall (i) give to each of the Investors, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, and (ii) furnish or make available to each of the Investors, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request.

(b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

(i) any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.5(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.6 Anti-Takeover Provisions

. The Company’s Board of Directors will take such action as may be necessary to waive the applicability of the provisions of GCL 203 to the transactions contemplated by this Agreement.

5.7 Board of Directors

. The Company agrees to set the size of its Board of Directors at five members, appoint three designees of Phillip Frost, M.D. to the Board at Closing and obtain any necessary resignations from members of the Board so that immediately after the Closing the Board of Directors shall consist of five members.

5.8 Interim Operations of the Company

. During the period from the date of this Agreement to the Closing, the Company shall conduct its business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations. Additionally, during the period from the date of this Agreement to the Closing, except as required hereby in connection with this Agreement, the Company shall not, without the prior consent of a majority in interest of the Investors, (i) amend or otherwise change its Certificate of Incorporation or Bylaws, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the conversion of shares of preferred stock or the exercise of outstanding warrants or outstanding stock options or bonuses granted to directors, officers or employees of the Company prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its common stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) grant any increase in the compensation payable or to become payable by the Company to any of its employees, officers or directors or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employees, officers or directors, (xii) enter into any employment contract or grant any severance or termination pay or make any such payment with or to any officer, director or employee of the Company, (xiii) alter in any material way the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xiv) enter into any indemnification, contribution or similar contract pursuant to which the Company may be required to indemnify any other Person or make contributions to any other Person, (xv) amend or terminate any existing contracts in any manner that would result in any material liability to the Company for or on account of such amendment or termination or (xvi) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by the Investors. Among other things, the Company agrees to take such actions as may be necessary to suspend the automatic grants of stock options to directors.

5.9 Voting Agreements. Each Investor hereby agrees that he will enter into the Investor Voting Agreement and will deliver the Agreement to the Company at or prior to the Closing. Simultaneously with the execution of this Agreement, or within ten days thereof, each director of the Company will enter into the Stockholder Voting Agreement. The Company further agrees to use commercially reasonable efforts to have the Stockholder Voting Agreements executed by each director of the Company and each holder of more than 5% of the issued and outstanding stock of the Company.

SECTION 6. CONDITIONS.

6.1 Conditions to the Obligations of Each Party.

  The obligations of the Company and the Investors to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) No Governmental Authority of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; and

(c) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by this Agreement.

6.2 Conditions to the Obligations of the Company.

  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a) The Investors shall have performed in all material respects all of their obligations hereunder required to be performed by it at or prior to the Closing;

(b) The representations and warranties of each of the Investors contained in this Agreement shall have been true and correct when made and at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date);

(c) The Company shall have received a certificate signed by each of the Investors to the foregoing effect; and

6.3 Conditions to the Obligations of the Investors.

  The obligations of the Investors to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b) The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date);

(c) The Investors shall have received a certificate signed by the president or acting president of the Company to the foregoing effect;and

SECTION 7. TERMINATION.

7.1 Termination.

  This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except if such termination is pursuant to Section 7.1(a)), whether before or after the Company Stockholder Approval shall have been obtained:

(a) by mutual written agreement of the Investors and the Company;

(b) by either the Investors or the Company, if

(i) the transactions contemplated by this Agreement shall not have been consummated by January 31, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before the End Date;

(ii) a judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the Company or the Investors from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such judgment, injunction, order or decree; or

(iii) at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by the Company:

(i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Investors set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied, and either such condition shall be incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within 10 days after notice of such breach or failure to perform has been given by the Company to the Investors.

(d) by the Investors:

(i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.3(a) or 6.3(b) not to be satisfied, and either such condition is incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within 10 days after notice of such breach or failure to perform has been given by the Investors to the Company.

7.2 Effect of Termination.

  If this Agreement is terminated pursuant to Section 7.1, except as set forth in Section 7.3 below, there shall be no liability or obligation on the part of the Investors or the Company, or any of their respective officers, directors, shareholders, agents or Affiliates, except that the provisions of this Section 7.2, Section 7.3 and Section 8 of this Agreement shall remain in full force and effect and survive any termination of this Agreement and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Investors shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement.

7.3 Termination Fee and Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated and subject to Section 2.3 of this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, if any party shall terminate this Agreement pursuant to Section 7.1(b)(iii) due to the failure to obtain the Company Stockholder Approval and the Company shall have exercised its rights under Section 5.3 of this Agreement to (i) not recommend to the Company’s Stockholders that they give the Company Stockholder Approval or (ii) withdraw or modify in a manner materially adverse to the Investors the Company Recommendation, the Company shall pay the Investors an aggregate termination fee equal to $300,000, which shall be paid pro rata to the Investors, based on that portion of the aggregate purchase price to be paid for the Common Stock by each Investor, as set forth on Exhibit A.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to pay a termination fee to the Investors if at the time of termination of this Agreement one or more of the Investors are in material breach of this Agreement or has (have) materially failed to perform its/their obligations under this Agreement and such breach or failure to perform would give rise to a right on the part of the Company to terminate this Agreement pursuant to Section 7.1(c).

SECTION 8. MISCELLANEOUS.

8.1 Waivers and Amendments.

  This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by the Investors and the Company. The obligations of either party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

8.2 Entire Agreement.

  This Agreement (together with the Schedules and the Exhibits hereto) and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.

8.3 Governing Law.

  This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to the principles of conflicts of law thereof.

8.4 Notices.

  Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Company:     eXegenics Inc.
1250 Pittsford-Victor Road
Pittsford, New York 14534
Attention: John A. Paganelli, Chairman
Facsimile: (585) 383-4291
with a copy to:

Harris Beach PLLC
99 Garnsey Road
Pittsford, New York 14534
Attention: Thomas E. Willett, Esq.
Facsimile: (585) 419-8818

If to Investors:

At the addresses set forth across from each Investor’s name on Exhibit A hereto.

with a copy to:             Steven D. Rubin, Esq.
4400 Biscayne Boulevard
Miami, Florida 33137
Facsimile: (305) 575-6049

Any party by written notice to the other may change the address or the persons to whom notices or copies thereof shall be directed.

8.5 Counterparts; Facsimile Signatures.

  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile copy of this Agreement will be deemed an original for all purposes.

8.6 Successors and Assigns.

  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company may not assign or transfer its rights hereunder without the prior written consent of the Investors.

8.7 Third Parties.

  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

8.8 Schedules.

  The Schedules and Exhibit A attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

8.9 Headings.

  The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

8.10 Interpretation.

  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

[Signature Page Follows]

SIGNATURE PAGE TO
STOCK PURCHASE AGREEMENT
BY AND AMONG
EXEGENICS, INC.
AND
THE INVESTORS

IN WITNESS WHEREOF, the Company and each of the Investors have executed this Agreement as of the date first above written.

The Company:

eXegenics Inc.

By: /s/ John A. Paganelli

Name: John A. Paganelli

Title: Chairman

The Investors:           Frost Gamma Investments Trust

By: /s/ Phillip Frost, M.D.
Phillip Frost, M.D., Sole Trustee

New Valley, LLC

By: /s/ Howard M. Lorber
Howard M. Lorber, Manager

By: /s/ Richard J. Lampen
Richard J. Lampen, Manager

RFJM Partners, LLC
By: /s/ Jeffrey Markowitz
Jeffrey Markowitz, Managing Member

MZ Trading LLC
By: /s/ Mark Zeitchick
Mark Zeitchick, Manager

HARTER FINANCIAL INC.
By: /s/ James H. Pettzantis
James H. Pettzantis, VP, CFO

ENCORE ATLANTIC FUND, LLC
By: /s/ Richard J. Rosenstock
Richard J. Rosenstock, Managing Member

/s/ Joseph E. DeLuca
/s/ Diane DeLuca
/s/ Robert Sudack
/s/ Roni Rosenstock
/s/ Franklin N. Wolf
/s/ Marie Y. Wolf

EXHIBIT A

SCHEDULE OF PURCHASERS

Name, Address and State of Residence	Number of Shares of Common Stock to be Purchased	Aggregate Purchase Price for Shares
Frost Gamma Investments Trust 4400 Biscayne Blvd, Miami Florida 33137 Attn: Phillip Frost, M.D., Sole Trustee Fax: (305) 575-6016	15490546	$6,863,000.00
New Valley LLC 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 Attn: Richard J. Lampen, Manager Attn: Howard Lorber, Manager Fax: (305) 579-8009	2,257,110	$1,000,000.00
RFJM LLC 900 3rd Avenue, Suite 201 New York, New York 10022 Attn: Richard Friedman Fax: (646) 660-9613	225711	$100,000
MZ Trading LLC 961 Hyacinth Dr. Del Ray Beach, FL 33483 Attn: Mark Zeitchick Fax: (561) 620-2111	112,856	$50,000
Joseph and Diane DeLuca 5 Stone Ridge Road Sussex, New Jersey 07461 Fax: (973) 209-1895	282,139	$125,000
Harter Financial Inc. 17 Village Road New Vernon, NJ 07976 Fax: (973) 734-0101	112,856	$50,000
Ms. Marie V. Wolf 15 Sutton Drive, Box 150 New Vernon, NJ 07976 Fax: (973) 734-0101	282,139	$125,000
Ms. Ronnie Rosenstock 194 Tempo Place Eastport, New York 11941 Fax: (631) 325-1572	112,856	$50,000
Mr. Robert Sudack 1025 Fifth Avenue New York, New York 10028 Fax: (718) 786-9310	112,856	$50,000
Encore Atlantic LLC 194 Tempo Place Eastport, New York 11941 Attn: Richard Rosenstock Fax: (631) 325-1572	451,422	$200,000